UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
August 27, 2010
Quiksilver, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14229 (Commission File Number)	33-0199426 (IRS Employer Identification Number)

15202 Graham Street, Huntington Beach, CA		92649
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:
(714) 889-2200

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On August 27, 2010, Quiksilver, Inc. (“Quiksilver”), as a guarantor, Quiksilver Americas, Inc., as lead borrower, and certain other U.S. and Canadian subsidiaries of Quiksilver, Inc., as borrowers (collectively, the “Borrower”) or guarantors, entered into the First Amendment to Credit Agreement (the “First Amendment”) by and among the Borrower, the guarantors party thereto, Bank of America, N.A. (“Bank of America”), as administrative agent and co-collateral agent, General Electric Capital Corporation (“GECC”), as co-collateral agent, and the lenders party thereto. The First Amendment amends the credit agreement, dated as of July 31, 2009 (the “Revolving Facility”), by and among Quiksilver, as a guarantor, the Borrower, Bank of America, as administrative agent and co-collateral agent, GECC, as co-collateral agent, and the guarantors and lenders party thereto.
     The First Amendment amends certain provisions of the Revolving Facility to, among other things, extend the maturity date of the Revolving Facility from July 31, 2012 to August 27, 2014, reduce commitment fees payable on unused commitment amounts, ease certain covenants, eliminate the financial covenant that required U.S. availability under the Revolving Facility to at all times exceed 7.5% of the lesser of total commitments under the Revolving Facility and the total borrowing base and reduce the aggregate commitments under the Revolving Facility from $200 million to $150 million (with a Borrower option to expand the aggregate commitments to $250 million on certain conditions).
     In addition, the First Amendment reduces the interest rate margins applicable to borrowings under the Revolving Facility. Under the First Amendment, in the case of U.S. borrowers, the interest rate applicable to loans issued under the Revolving Facility will be, at the Borrower’s option, either (i) an adjusted London Inter-Bank Offer (“LIBO”) rate plus a spread of 2.5% to 3.0%, or (ii) a Base Rate (as defined below) plus a spread of 1.5% to 2.0%. The Base Rate is the highest of (A) the U.S. prime rate, (B) the federal funds effective rate plus 0.5%, or (C) an adjusted LIBO rate for an interest period of one month plus 1% per annum. In the case of the Canadian borrower, the interest rate applicable to loans issued under the Revolving Facility will be, at the Borrower’s option, any of: (i) an adjusted LIBO rate plus a spread of 2.5% to 3.0% (if U.S. Dollar loans); or (ii) a Canadian Base Rate (as defined below) plus a spread of 2.0% to 2.5% (if Canadian Dollar loans); or (iii) a bankers’ acceptance equivalent rate plus a spread of 2.5% to 3.0% (if Canadian Dollar loans). The Canadian Base Rate is the highest of (A) the Canadian prime rate, (B) the Bank of Canada overnight rate plus 0.5%, or (C) a bankers’ acceptance equivalent rate for an interest period of one month plus 1% per annum. The applicable spreads are based upon the average daily excess availability under the Revolving Facility.
     The foregoing description of the First Amendment is not complete and is qualified in its entirety by reference to the First Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.
This Current Report on Form 8-K also furnishes the press release issued by Quiksilver on September 2, 2010 to announce its financial results for the quarter ended July 31, 2010. The press release is attached hereto as Exhibit 99.1.
In addition to Quiksilver’s GAAP financial information, the press release furnished with this report as Exhibit 99.1 reports pro forma income from continuing operations and pro forma diluted income per share from continuing operations, each excluding restructuring and asset impairment charges which are considered non-GAAP financial measures. Quiksilver believes that this non-GAAP information provides consistency and comparability with its past financial reports. Quiksilver has chosen to provide this information to investors to enable them to perform additional analyses of past, present and future operating performance and as a supplemental means to evaluate Quiksilver’s operations.
The non-GAAP information should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from non-GAAP or other pro forma measures used by other companies.
The information in this Item 2.02 and Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities

Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits
10.1	First Amendment to Credit Agreement.

99.1	Press Release dated September 2, 2010, issued by Quiksilver, Inc

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIKSILVER, INC.
Date: September 2, 2010	By:	/s/ Joseph Scirocco
Joseph Scirocco
Chief Financial Officer and Chief Operating Officer

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